Amendment No. 3 to Distribution Agreement

This Amendment No. 3, dated December 15, 2016 (the “Effective Date”), to the Distribution Agreement (this “Amendment”), by and between Westcore Trust, a Massachusetts business trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation (the “Distributor”).

WHEREAS, the Trust and Distributor entered into a Distribution Agreement dated November 1, 2011, as amended (the “Agreement”); and

WHEREAS, on December 15, 2016 the Trust and Distributor wish to amend the Agreement to reflect two new series of the Trust, Westcore Smid-Cap Value Dividend Fund and Westcore Municipal Opportunities Fund;

WHEREAS, effective as of December 27, 2016, the Trust and Distributor wish to amend the Agreement to reflect the renaming of Westcore Growth Fund, Westcore MIDCO Growth Fund, and Westcore Select Fund as the Westcore Large-Cap Dividend Fund, Westcore Mid-Cap Value Dividend Fund II, and Westcore Small-Cap Growth Fund II, respectively.

NOW THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.	The first clause of Exhibit A of the Agreement is deleted in its entirety and replaced with the following:

“You, ALPS Distributors, Inc., are currently the distributor of shares of beneficial interest (the “Shares”) of the Trust’s Westcore Growth Fund, Westcore Plus Bond Fund, Westcore MIDCO Growth Fund, Westcore Global Large-Cap Dividend Fund, Westcore Flexible Income Fund, Westcore Colorado Tax Exempt Fund, Westcore Mid-Cap Value Dividend Fund, Westcore International Small-Cap Fund, Westcore Select Fund, Westcore Small-Cap Growth Fund, Westcore Small-Cap Value Dividend Fund, Westcore Micro-Cap Opportunity Fund, Westcore Smid-Cap Value Dividend Fund and Westcore Municipal Opportunities Fund (together, the “Funds”).  This Agreement confirms that in consideration of the agreements hereinafter contained, the Trust has agreed that you shall be (or continue to be, as the case may be) for the period of this Agreement the distributor of Shares of the Funds.”

2.	Effective December 27, 2016, the first clause of Exhibit A of the Agreement is deleted in its entirety and replaced with the following:

“You, ALPS Distributors, Inc., are currently the distributor of shares of beneficial interest (the “Shares”) of the Trust’s Westcore Large-Cap Dividend Fund, Westcore Plus Bond Fund, Westcore Mid-Cap Value Dividend Fund II, Westcore Global Large-Cap Dividend Fund, Westcore Flexible Income Fund, Westcore Colorado Tax Exempt Fund, Westcore Mid-Cap Value Dividend Fund, Westcore International Small-Cap Fund, Westcore Small-Cap Growth Fund II, Westcore Small-Cap Growth Fund, Westcore Small-Cap Value Dividend Fund, Westcore Micro-Cap Opportunity Fund, Westcore Smid-Cap Value Dividend Fund and Westcore Municipal Opportunities Fund (together, the “Funds”).  This Agreement confirms that in consideration of the agreements hereinafter contained, the Trust has agreed that you shall be (or continue to be, as the case may be) for the period of this Agreement the distributor of Shares of the Funds.”

3.
Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Dates.

WESTCORE TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ Jasper R. Frontz	By:	/s/ Steven B. Price
Name:	Jasper R. Frontz	Name:	Steven B. Price
Title:	Treasurer and Chief Compliance Officer	Title:	SVP & Director of Distribution Services